Registration No.   -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CASCADE CORPORATION

(Exact name of Registrant as specified in its charter)

Oregon	93-0136592
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

2201 N.E. 201st Ave.
Fairview, OR	97024-9718
(Address of Principal Executive Offices)	(Zip Code)

Cascade Corporation Stock Appreciation Rights Plan

(Full title of the plan)

Richard S. Anderson

Senior Vice President and Chief Financial Officer

CASCADE CORPORATION

2201 N.E. 201st Ave.

Fairview, Oregon 97024-9718

 (Name and address for Agent for Service)

503-669-6300

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	750,000 shares	(2)	$25,620,000	$3,015.47

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock appreciation rights plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2) Calculated solely for purposes of this offering under Rule 457(h) based on the average of the high and low sales prices, $34.16, on May 23, 2005, as reported by the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this Registration Statement:

(a) The Annual Report on Form 10-K for the fiscal year ended January 31, 2005, filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on April 18, 2005, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b) The description of the Registrant’s common stock, which is contained in a Registration Statement on Form S-3 filed on September 29, 1998, as amended, file number 333-64561.

(c) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document that is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such prior statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.  The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Sections 60.387 to 60.414 of the Oregon Business Corporation Act (the “Act”) and Article IX of the Registrant’s Articles of Incorporation and Article XII of the Registrant’s By-laws provide for the indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Article IX of the Registrant’s Articles of Incorporation and Article XII of the Registrant’s By-laws generally require the Company to indemnify, to the extent permitted by Oregon statute, its officers and directors against expenses (including attorney’s fees), judgements, fines and amounts paid in settlement, actually and necessarily incurred by such officers and directors in connection with the defense of any action, suit or proceeding whether civil, criminal, or administrative in which he is made a party by reason of being or having been a director or officer.

However, Section 60.047(d)(2) of the Act provides that indemnification is not available for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) any unlawful distribution under Section 60.367 of the Act; or (iv) any transaction from which the director derived an improper personal benefit. In addition, no indemnification is available if (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding charging improper personal benefit to the director in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

The Commission has taken the position that the foregoing provisions will have no effect on claims arising under the Federal securities laws.

The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

4.1	Articles of Incorporation. Incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8. Registration No. 333-111860, filed with the Commission on January 12, 2004.
4.2	Bylaws. Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the fiscal year ended January 31, 2004, filed with the Commission on April 7, 2004.
4.3	Cascade Corporation Stock Appreciation Rights Plan.
5.0	Opinion of Newcomb, Sabin, Schwartz & Landsverk, LLP regarding legality.
23.1	Consent of PricewaterhouseCoopers, LLP.
23.2	Consent of Newcomb, Sabin, Schwartz & Landsverk, LLP (included in Exhibit 5.0).
24.0	Power of Attorney of Certain Officers and Directors.

Item 9.   Undertakings.

(a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (“Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.  The undertaking of the Registrant in the preceding sentence does not apply to insurance against liability arising under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairview, Oregon, on this 24 day of May, 2005.

CASCADE CORPORATION

Richard S. Anderson*
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 24 day of May, 2005.

Signature	Title

(1) PRINCIPAL EXECUTIVE OFFICER AND DIRECTOR

Robert C. Warren, Jr.*	President and Chief Executive Officer and Director

(2) PRINCIPAL FINANCIAL OFFICER

Richard S. Anderson*	Senior Vice President and Chief Financial Officer

(3) A MAJORITY OF THE BOARD OF DIRECTORS:

Nicholas R. Lardy, Ph.D.*	Director
Duane C. McDougall*	Director
James S. Osterman*	Director
Henry W. Wessinger II*	Director
Nancy A. Wilgenbusch, Ph.D.*	Director

*By	/s/ Joseph G. Pointer
Joseph G. Pointer
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Articles of Incorporation. Incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8. Registration No. 333-111860, filed with the Commission on January 12, 2004.
4.2	Bylaws. Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K for the fiscal year ended January 31, 2004, filed with the Commission on April 7, 2004.
4.3	Cascade Corporation Stock Appreciation Rights Plan.
5.0	Opinion of Newcomb, Sabin, Schwartz & Landsverk, LLP regarding legality.
23.1	Consent of PricewaterhouseCoopers, LLP.
23.2	Consent of Newcomb, Sabin, Schwartz & Landsverk, LLP (included in Exhibit 5.0).
24.0	Power of Attorney of Certain Officers and Directors.